Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY DECLARES SEMI ANNUAL DIVIDEND OF $.28 PER SHARE

CRESTVIEW HILLS, KENTUCKY, August 23, 2010 - The Bank of Kentucky Financial Corporation (NASDAQ: BKYF) announced a semi annual cash dividend of $0.28 per common share payable on September 24, 2010 to shareholders of record as of September 10, 2010. The $0.28 per common share dividend equals the previous dividend that was paid in March of 2010.

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.520 billion, offers banking and related financial services to both individuals and business customers. BKFC operates thirty-one branch locations and forty-eight ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

#  #  #

111 Lookout Farm Drive / Crestview Hills, KY 41017 / (859) 371-2340